Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Third Quarter 2010 Financial Results

Keryx to Host Investor Conference Call Tomorrow, Friday, November 5, 2010 at 8:30am EDT

NEW YORK, November 4, 2010 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease (the “Company”), today announced its results for the third quarter ended September 30, 2010.

At September 30, 2010, the Company had cash, cash equivalents, interest receivable and investment securities of $34.4 million, as compared to $31.7 million at June 30, 2010, and $35.9 million at December 31, 2009. During the third quarter, the Company received approximately $5.7 million in net proceeds from the exercise of the remaining warrants from the Company’s September 2009 registered direct offering.

The net loss for the third quarter ended September 30, 2010 was $5.8 million, or $0.10 per diluted share, compared to net income of $0.6 million, or $0.01 per diluted share, for the third quarter in 2009, representing a change in net (loss) income of $6.4 million.  The three months ended September 30, 2009 included $3.5 million in other revenue, related to the settlement of a dispute with the former licensor of Sulonex (sulodexide), in July 2009, over issues arising from the terminated license agreement.  The three months ended September 30, 2010 included a $2.2 million increase in research and development expenses related to KRX-0401 (perifosine) and Zerenex as compared to the comparable period last year, primarily related to the Company’s ongoing Phase 3 clinical development programs. The net loss for the third quarter ended September 30, 2010, included $0.6 million of non-cash compensation expense related to equity incentive grants.

The net loss for the nine months ended September 30, 2010 was $15.0 million, or $0.26 per diluted share, compared to net income of $15.1 million, or $0.31 per diluted share, for the comparable period in 2009, representing a change in net (loss) income of $30.2 million.  The nine months ended September 30, 2009 included $21.6 million in license revenue related to an amendment to the September 2007 sublicense agreement with Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. (JT/Torii) which eliminated the Company’s significant ongoing obligations included in the original agreement ($18.0 million) and a $3.0 million milestone payment from JT/Torii earned in the first quarter of 2009, and $3.6 million in other revenue primarily related to the settlement of a dispute for $3.5 million (as discussed above). The nine months ended September 30, 2010 included a $4.6 million increase in research and development expenses related to KRX-0401 (perifosine) and Zerenex as compared to the comparable period last year, primarily related to the Company’s ongoing Phase 3 clinical development programs.  The net loss for the nine months ended September 30, 2010, included $2.0 million of non-cash compensation expense related to equity incentive grants.

Commenting on the quarter, Ron Bentsur, the Company's Chief Executive Officer, said, "During the third quarter, we made substantial progress with our ongoing Phase 3 programs, all of which we are conducting pursuant to SPA’s.  We are particularly pleased to have completed patient enrollment into our short-term Phase 3 study of Zerenex, and we look forward to reporting the data from this study by year-end.”  Mr. Bentsur continued, “Our financial position remains strong with sufficient capital to execute our business plan.”

The Company will host an investor conference call tomorrow, Friday, November 5, 2010, at 8:30am EDT, to discuss the Company’ s third quarter financial results and provide a business outlook for the remainder of 2010.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 programs are being conducted under Special Protocol Assessment (SPA) agreements with the FDA. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to complete cost-effective clinical trials or meet the projected development timelines for the drug candidates in our pipeline, including KRX-0401 (perifosine) and Zerenex (ferric citrate); or the effect on our stock value of the other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUE:

License revenue	$--	$--	$--	$21,616

Service revenue	--	--	--	3

Other revenue	--	3,500	--	3,575

TOTAL REVENUE	--	3,500	--	25,194

OPERATING EXPENSES:

Research and development:
Non-cash compensation	322	388	998	950
Other research and development	3,901	1,527	9,584	4,357
Total research and development	4,223	1,915	10,582	5,307

General and administrative:
Non-cash compensation	291	250	959	1,648
Other general and administrative	1,419	904	3,673	3,473
Total general and administrative	1,710	1,154	4,632	5,121

TOTAL OPERATING EXPENSES	5,933	3,069	15,214	10,428

OPERATING (LOSS) INCOME	(5,933)	431	(15,214)	14,766

OTHER INCOME:
Interest and other income, net	85	129	197	377

NET (LOSS) INCOME	$(5,848)	$560	$(15,017)	$15,143

NET (LOSS) INCOME PER COMMON SHARE
Basic	$(0.10)	$0.01	$(0.26)	$0.32

Diluted	$(0.10)	$0.01	$(0.26)	$0.31

SHARES USED IN COMPUTING NET (LOSS) INCOME PER COMMON SHARE
Basic	59,324,661	47,932,029	58,219,823	47,880,737

Diluted	59,324,661	49,028,254	58,219,823	48,326,718

Balance Sheet Information:
	September 30, 2010	December 31, 2009*
	(unaudited)
Cash, cash equivalents, interest receivable
and short-term investment securities	$34,392	$34,000
Long-term investment securities	--	1,914
Total assets	38,082	40,818
Accumulated deficit	(336,450)	(321,433)
Stockholders’ equity	27,706	32,097

* Condensed from audited financial statements.